CINCINNATI FINANCIAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION AGREEMENT

This Executive Deferred Compensation Agreement (the “Agreement”) is entered into by and between Michael J. Sewell (“Executive”) and Cincinnati Financial Corporation, and its subsidiaries and affiliates (the “Company”) is effective as of the 25th day of October, 2011.  The Agreement is intended: (1) to comply with Code Section 409A and official guidance issued thereunder; and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

1.	Definitions. Unless otherwise required by the context, for the purpose of this Agreement, the following words and phrases shall have the meanings indicated.

a.	“Administrator” shall mean the Committee or other entity designated by the Board as Administrator.

b.	“Beneficiary” shall be Executive’s spouse or, if Executive does not have a spouse on Executive’s date of death, the Executive’s estate, if applicable.

c.
“Benefit” shall mean the benefit to which Executive is entitled under the terms of the Agreement as provided on Exhibit A.   The Benefit provided on Exhibit A shall be used solely as a device to measure and determine the amount of benefits to be paid to Executive or Beneficiary under the Agreement and all amounts are credited solely for accounting and computation purposes and are at all times assets and property of the Company and subject to the claims of the Company's creditors.

d.	“Board” shall mean the Board of Directors of Cincinnati Financial Corporation.

e.	"Code" shall mean the Internal Revenue Code of 1986, as amended.

f.	“Committee” shall mean the Compensation Committee of the Board.

g.	“Contribution Amount” shall mean, with respect to Executive, the amount set forth on Exhibit A.

h.	“Effective Date” shall mean the date first set forth above.

i.
“Election Form” shall mean the form provided by the Company pursuant to which Executive specifies the date on which benefits will commence and the form of the benefit.  Executive must execute the Election Form within 30 days following the Effective Date of this Agreement.

j.
“Specified Employee” shall mean a key employee (as defined below) of the Company.  Provided, however, that Executive shall not be considered to be a Specified Employee unless on such date the stock of the Company is publicly traded on an established securities market or otherwise.  For this purpose, an "established securities market" shall have the meaning set forth in §1.897-1(m) of the Treasury Regulations.  Executive is a key employee if Executive meets the requirements of Section 416(i)(1)(A)(i), (ii), or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on a "specified employee identification date."  If Executive is a key employee as of a specified employee identification date, Executive is treated as a key employee for the entire 12-month period beginning on the "specified employee effective date."  The "specified employee identification date means December 31 of any calendar year and the "specified employee effective date" means April 1 of the calendar year following the year of the specified employee identification date.

k.
"Separation from Service" means a termination of the services provided by Executive to the Company, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Administrator in accordance with Section 1.409A-1(h) of the Treasury Regulations, or any subsequent guidance.  Executive provides services to the Company as an employee; therefore, a Separation from Service shall occur when Executive has experienced a termination of employment with his Company.

(i)
Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Executive and the Company reasonably anticipate that either (A) no further services will be performed for the Company after a certain date, or (B) that the level of bona fide services Executive will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if Executive has been providing services to the Company less than 36 months). If Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Executive and his Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six month period. In applying the provisions of this subsection, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company.

(ii)
Notwithstanding the foregoing provisions, if Executive provides services for the Company as both an employee and as a director, to the extent permitted by §1.409A-1(h)(5) of the Treasury Regulations, the services provided by Executive as a director shall not be taken into account in determining whether Executive has experienced a Separation from Service as an employee, and the services provided by Executive as an employee shall not be taken into account in determining whether Executive has experienced a Separation from Service as a director.

2.
Funding of Agreement. With the approval of the Board, the Company may purchase investment products (including, but not limited to insurance policies) for the purpose of offsetting the Company's obligations under this Agreement.  Provided, however, that Executive shall not have any claim upon any assets of the Company, and it is the intention of the Company and Executive that the Agreement be unfunded for purposes of the Internal Revenue Code of 1986 and Title I of the Employee Retirement Income Security Act of 1974.

3.
Distribution of Benefit.  If Executive does not incur a Separation from Service prior to attaining age 50, Executive shall be entitled to a distribution of his Benefit under the Plan no sooner than May 31 of the year in which Executive attains age 58 (whether or not Executive is still employed with the Company) in accordance with the time and form of payment designated by Executive in his Election Form.  If Executive does not specify a time and form of payment, Executive’s benefit will common on June 1 of the year in which Executive attains age 58 in the form of a Single Life Benefit.  Notwithstanding the foregoing, in the event the distribution is the result of Executive’s Separation from Service and Executive is a Specified Employee, the distribution of Executive’s Benefit shall not be paid before the first day of the seventh month following Executive’s Separation from Service.  Executive may elect in his Election Form to have his Benefit distributed in one of the following forms:

a.	Single Life Benefit with a ten year period certain.

b.	Joint and 100% Survivor Benefit.

c.	Joint and 50% Survivor Benefit.

4.
Death Benefits. If Executive dies after the commencement of distribution of his Benefit under the Plan, Executive’s Beneficiary shall receive a monthly death benefit in accordance with the form of payment selected by Executive.  If Executive does not incur Separation from Service prior to attaining age 50 and Executive dies prior to the commencement of the distribution of his Benefit, Executive’s Beneficiary shall be entitled to a monthly Single Life benefit commencing within 60 days following the Executive’s death in the amount set forth on Exhibit A.

5.
Claims Procedures.  The Administrator shall notify Executive in writing within 90 days of Executive’s written application for benefits of his or her eligibility or noneligibility for benefits under the Agreement.  If the Administrator determines that a Executive is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Agreement on which the denial is based, (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if Executive wishes to have his or her claim reviewed.  If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator shall notify Executive of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.  If Executive is determined by the Administrator to be not eligible for benefits, or if Executive believes that he or she is entitled to greater or different benefits, Executive shall have the opportunity to have his or her claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt by Executive of the notice issued by the Administrator.  Said petition shall state the specific reasons Executive believes he or she is entitled to benefits or greater or different benefits.  Within 60 days after receipt by the Administrator of said petition, the Administrator shall afford Executive (and his or her counsel, if any) an opportunity to present Executive’s position to the Administrator orally or in writing, and Executive (or his or her counsel) shall have the right to review the pertinent documents, and the Administrator shall notify Executive of its decision in writing within said sixty-day period, stating specifically the basis of said decision written in a manner calculated to be understood by Executive and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the 60 day period is not sufficient, the decision may be deferred for up to another 60 day period at the election of the Administrator, but notice of this deferral shall be given to Executive.  In the event of Executive’s death, the provisions of this Section 8 shall apply to Executive’s Beneficiary.

6.	Miscellaneous.

a.
Powers of Administrator.  The Administrator may establish such rules and regulations, not inconsistent with the provisions of this Agreement, as it deems necessary to determine eligibility to participate in this Agreement and for the proper administration of this Agreement, and may amend or revoke any rule or regulation so established.  The Administrator may make such determinations and interpretations under or in connection with this Agreement as it deems necessary or advisable.  All such rules, regulations, determinations and interpretations shall be binding and conclusive upon Executive or Beneficiary, and upon the Company, and all its employees, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

b.	Successors in Interest. The obligations of the Company under this Agreement shall be binding upon any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Company shall be deemed to include any such successor or successors.

c.
Amendments to the Agreement.  With the approval of the Board, the Company may amend or terminate the Agreement at any time, without the consent of Executive or Beneficiary.  Provided, however, that no amendment or termination of the Agreement shall divest Executive or Beneficiary of any contractual right which Executive would otherwise possess under the terms of the Agreement to receive the Benefit to which Executive is entitled as of the date of such amendment or termination.

d.	Expenses. Costs of administration of the Agreement will be paid by the Company.

e.
No Guarantee.  No Employee shall have any rights whatsoever against the Company as a result of this agreement except those expressly granted hereunder. Nothing herein shall be construed to grant Executive the right to remain an employee.

f.
Nonalienation of Benefits.  None of the payments, benefits, or rights of Executive  or Beneficiary will be subject to any claim of any creditor of Executive or Beneficiary, and, to the fullest extent permitted by law, all such payments, benefits, and rights will be free from attachment, garnishment, or any other legal or equitable process available to any creditor of Executive or Beneficiary. Executive or Beneficiary will have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Agreement, except the right to designate a Beneficiary. Benefits payable under the Agreement shall not be subject to alienation or transfer pursuant to any domestic relations order.  In the event Executive's benefits under the Agreement are garnished or attached by an order of any court, the Administrator may bring an action for a declaratory judgment in a court of competent jurisdiction to have the order declared unenforceable against the Agreement because of the general prohibition on the assignment or alienation of Agreement benefits contained in this Section 9.  During the pendency of the action, any benefits that become payable may be paid to the court for distribution by the court to the recipient that the court determines to be proper.

g.
Tax Liability.  The Company may withhold from any payment of benefits under this Agreement, or from any other compensation payable to Executive by the Company, such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld under applicable law.

h.
Gender and Number.  Pronouns and other similar words used in the masculine gender shall be read as the feminine gender where appropriate and the singular form of words shall be read as the plural where appropriate.

i.	Governing Law. Except as otherwise required by law, the validity, construction and administration of this Agreement shall be determined under the laws of the State of Ohio.

Executed on behalf of the Company by its duly authorized officer on the date first above written.

/S/ Steven J. Johnston
Signature

President & Chief Executive Officer
Title

CINCINNATI FINANCIAL CORPORATION

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

Notice of Participation and Election of Beneficiary Under

Cincinnati Financial Corporation Executive Deferred Agreement (the “Agreement”)

Executive:	Michael J. Sewell

By signing this agreement, I agree to become a Participant under the Agreement.  I have received and reviewed a copy of the Agreement, and I further agree that any Benefits t to which I may be entitled are subject to the Agreement, as the same may be amended from time to time, and I agree to be bound by the terms and conditions thereof.

Date Accepted:  October 25, 2011

Executive Signature:	/S/ Michael J. Sewell
Michael J. Sewell, CPA

Beneficiary Designation.  Pursuant to the terms of the Agreement, I hereby designate the persons or entities named below as Beneficiary of all amounts payable to me under the Agreement which have not been paid to me at the date of my death.

Beneficiary:	Monique Sewell

Signature:	/S/ Michael J. Sewell
Michael J. Sewell, CPA

Dated:  October 25, 2011

EXHIBIT A

Deferred Account:	Payable as:	Single Life Benefit:
		Monthly	Annual
		$4,500	$54,000

		Life Benefit with 10 years certain:
		Monthly	Annual
		$4,428	$53,139

		Joint and 50% Survivor Benefit
		Monthly	Annual
		$4,241	$50,893

		Joint and 100% Survivor Benefit
		Monthly	Annual
		$3,673	$44,081

Beneficiary Single Life Benefit:

Year of	Monthly	Annual
Executive’s Death

2013	$2,805	$33,656
2014	$2,927	$35,125
2015	$3,056	$36,678
2016	$3,193	$38,319
2017	$3,338	$40,057
2018	$3,491	$41,897
2019	$3,654	$43,849
2020	$3,827	$45,921
2021	$4,010	$48,123